Exhibit 23.2


                    Consent of Beard & Company, Inc.


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Peoples First, Inc. for the registration of 200,000 shares of its common stock and to the incorporation by reference therein of our report dated January 14, 2000 with respect to the financial statements of The Peoples Bank of Oxford included in its Annual Report (Form 10-K) for the year ended December 31, 1999 filed with the Federal Deposit Insurance Corporation.


                                      /s/Beard & Company, Inc.

August 4, 2000
Reading, Pennsylvania